Exhibit 99.p

FIRST PACIFIC ADVISORS, LLC

CODE OF ETHICS

FEBRUARY 8, 2016

A.                                    BACKGROUND

First Pacific Advisors, LLC (“FPA” or the “Company”) serves as the investment adviser to FPA Funds Trust, with respect to its series, FPA Crescent Fund and FPA International Value Fund, FPA Capital Fund, Inc., FPA New Income, Inc., FPA Paramount Fund, Inc., FPA U.S. Value Fund, Inc., and Source Capital, Inc. (each a “Fund” and collectively, the “Funds”). In addition, FPA serves as the investment adviser to certain separately managed accounts, sub-advised mutual funds, and Private Funds (together with the Funds, the “Clients”). This Code of Ethics (“CODE”) is being adopted by the Funds, the Trust, and FPA in compliance with the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “IC Act”), and Sections 204A and 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 204A-1 thereunder, to effectuate the purposes and objectives of those provisions. These provisions make it unlawful for any employee, officer or director of the Funds, the Trust, or FPA, in connection with the purchase or sale by such person of a security held or to be acquired by a Client:(1)

1.                   To employ a device, scheme or artifice to defraud the Client;

2.                   To make to the Client any untrue statement of a material fact or omit to state to the Client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

3.                   To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Client; or

4.                   To engage in a manipulative practice with respect to the Client.

This CODE is predicated on the principle that FPA owes a fiduciary duty to its Clients. As a fiduciary, FPA at all times must serve in its Clients’ best interests and comply with all applicable provisions of the federal securities laws.(2) FPA’s employees must avoid activities, interests, and relationships that run contrary to the best interests of Clients, whether as a result of a possible conflict of interest, the improper use of confidential information, diversion of an investment opportunity, or other impropriety with respect to dealing with or acting on behalf of a Client. FPA has implemented separate policies and procedures that seek to address the aforementioned potential conflicts, including, but not limited to:

(1) A security is deemed to be “held or to be acquired” if within the most recent fifteen (15) calendar days it (i) is or has been held by a Client, or (ii) is being or has been considered by FPA for purchase by the Client.

(2) “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

•                       INSIDER TRADING

•                       TRADE AGGREGATION AND ALLOCATION

•                       BUSINESS GIFTS AND ENTERTAINMENT

•                       OUTSIDE BUSINESS ACTIVITIES

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each specific provision will not act as a shield from liability for personal trading or other conduct that violates a fiduciary duty to Clients. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct.

B.                                    REPORTING VIOLATIONS

Improper actions by FPA or its Employees could have severe negative consequences for FPA, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the CODE, to FPA’s General Counsel or designee. Issues can be reported to the General Counsel or designee in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the General Counsel or designee, who will report directly to the Managing Partners on the matter. Any problems identified during the review will be addressed in ways that reflect FPA’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by FPA’s senior executives. Retaliation against any Employee who reports a violation of the Code in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify a Managing Partner and/or the General Counsel.

If the General Counsel or designee determines that a material violation of this CODE has occurred, the General Counsel or designee will promptly report the violation, and any associated action(s), to FPA’s Management Committee. If the Management Committee determines that the material violation may involve a fraudulent, deceptive or manipulative act, FPA will report its findings to the Funds’ Board of Directors or Trustees pursuant to Rule 17j-1.

C.                                    DEFINITIONS

“Access Person” means any director, officer, employee, of the Funds, the Trust, or of FPA, their spouses or their immediate families,(3) or of any company in a control relationship to the Funds,

(3) Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.

the Trust, or FPA.(4) In addition, “Access Person” means any natural person in a control relationship to the Funds, the Trust, or FPA who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities. Unless otherwise determined by the Chief Compliance Officer in writing, Independent Fund Trustees/Directors and third-party Fund officers are deemed not to be Access Persons under this Code on the grounds that they do not have regular access to information or recommendations regarding the purchase or sale of Covered Securities and risk of abuse is deemed minimal.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

A security is “being considered for purchase or sale” or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated, which includes when a Client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. “Purchase or sale of a security” includes the writing, purchasing or selling of an option to purchase or sell a security.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An Access Person is deemed to have a Beneficial Interest in securities owned by members of his or her immediate family, as that term has previously been defined. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts, and controlling interests in corporations. Uncertainty as to whether an Access Person has a Beneficial Interest in a security should be brought to the attention of the General Counsel or designee. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1940, as amended.

“Board” refers to the Board of Directors of the FPA Funds and the Board of Trustees of the FPA Funds Trust.

“Covered Security” means a security as defined in Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the IC Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization), and repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds (other than Reportable Funds, as defined below); (v) interests in 529 college savings plans; and (vi) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies. For the avoidance of doubt, exchange-traded funds (ETFs) and closed-end funds are Covered Securities

(4) For purposes of this Code, “control” has the same meaning as it does under Section 2(a)(9) of the IC Act.

and are thus subject to the preclearance and reporting requirements set forth below. Any question as to whether a particular investment constitutes a “security” should be referred to the Legal and Compliance team (“L&C”). In addition, investments in private placements or limited offerings are also considered Covered Securities and must be pre-cleared and reported as described below.

“Employee-Related Account” means an account for any of the following persons: (i) the employee, (ii) the employee’s spouse, (iii) the employee’s minor child or children, (iv) any other relative of the employee or the employee’s spouse sharing the same home as the employee, and (v) an entity or individual for whom/which the employee acts as general partner / managing member, trustee, executor or agent.

“Equivalent Security” means any security issued by the same entity as the issuer of a Covered Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, futures on single securities, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities and futures on single securities are included even if, technically, they are issued by the Options Clearing Corporation, a futures clearing corporation, or a similar entity.

“Independent Trustee” means a member of the Funds’ Board of Directors or a trustee of the Trust who is not affiliated with FPA and who does not otherwise meet the definition of “interested person” of the Trust or the Funds under Section 2(a)(19) of the IC Act.

“Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Reportable Fund” means any open-end fund for which FPA serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the IC Act or any open-end fund whose investment adviser or principal underwriter controls FPA, is controlled by FPA, or is under common control with FPA.

“Third-party Fund officer” means an officer of a Fund that is an employee of a Fund service provider that is not FPA or an affiliate of FPA.

“Trust” means FPA Funds Trust, an open-end investment company registered under the IC Act.

“Trustee” means a member of the Board of Directors of the Funds or a Trustee of the Trust.

D.                                    PROHIBITED TRANSACTIONS

1.                                      No Access Person, Independent Trustee, or third-party Fund officer, shall:

(a)                                 Engage in any act, practice or course of conduct, which would violate the provisions of Rules 17j-1 and 204A-1 set forth above.

(b)                                 Transact in any security if the Access Person, Independent Trustee, or third-party Fund officer knows that, at the time of such personal transaction, the security:

(1)                                 is being considered for purchase or sale for Clients, or

(2)                                 is being purchased or sold for Clients.

(c)                                  Disclose to other persons the portfolio holdings of Clients, except as expressly permitted by FPA.(5) In addition, except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes, Access Persons must keep nonpublic information about Clients (including former Clients) in strict confidence, including the Client’s identity (unless the client consents), the Client’s financial circumstances, and advice furnished to the Client by FPA. Compliance procedures regarding the use and treatment of confidential information are set forth in FPA’s PRIVACY POLICY AND PROCEDURES.

(d)                                 “Front-run” any Client, which is a practice generally understood to be knowingly personally trading ahead of or in anticipation of client orders.

(e)                                  Acquire any securities in an initial public offering (IPO), in order to preclude any possibility of such person profiting from his or her position with FPA or the Funds. Fixed income IPOs are excluded from this prohibition. Access Persons must pre-clear any such purchases with L&C, as described below.

NOTE: This prohibition only applies to Independent Trustees and third-party Fund officers to the extent that such Independent Trustee or Fund officer obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.

(f)                                   Purchase any securities in a Private Placement, without prior approval of L&C, as described below. Any person authorized to purchase securities in a private placement shall disclose that investment when such person plays a part in any subsequent consideration of an investment in the issuer. In such circumstances, FPA’s decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer.

NOTE: This prohibition only applies to Independent Trustees and third-party Fund officers to the extent that such Independent Trustee or Fund officer obtains information concerning recommendations made to the Funds regarding the purchase or sale of securities by the Funds.

(5) This prohibition is rooted in the fiduciary principle that information concerning the identity of security holdings and financial circumstances of its Clients is confidential.

2.                                      No Access Person shall:

(a)                                 Transact in Covered Securities that are held in any Client account.(6) Included in this prohibition are Equivalent Securities. In addition, shorting Covered or Equivalent Securities is prohibited.

Existing positions held by Client accounts that also are held by Access Persons in any account in which the Access Person has a Beneficial Interest, control, or trading authority may not be sold without the approval L&C, as described below. Such approval shall not be granted if there is an open block trade in such security.

(b)                                 Transact in Covered Securities within the seven (7) calendar day period prior to transaction(s) for a Client in the same or a related security if the GC/CCO or designee determines that the Access Person had knowledge that such security was under consideration for purchase or sale.. Access Persons who transact in a Covered Security within such period may be required to unwind the transaction at their own cost if L&C determines that the Access Person had or is deemed to have had knowledge of the Client transaction at the time of their personal investment.

Access Persons should be aware that if they sell short a security and a Client account transacts in the same or a related security within seven (7) calendar days, they may be prevented from covering their short transaction with a subsequent purchase.

(c)                                  Profit in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Securities within sixty (60) calendar days. Trades made in violation of this prohibition shall be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to a qualified charity, with the exception of trades in shares of a Fund, in which case any profits realized shall be subject to disgorgement to such Fund.(7) For the avoidance of doubt, trades within the sixty (60) calendar day period that result in a loss are not subject to this prohibition.

E.                                    RESTRICTED LIST

FPA’s Legal and Compliance team maintains a “Restricted List” of companies about which a determination has been made by the General Counsel or designee that it is prudent to restrict trading activity. This might include, for example, a company about which investment personnel may have acquired material, nonpublic information. The General Counsel or designee will take steps to communicate the Restricted List to Employees, unless the General Counsel or designee

(6) ETFs based on broad market indices are exempt from this restriction, as well as the seven (7) calendar day restriction set forth in Section D.(2)(b). Such transactions remain, however, subject to the other requirements of the Code.

(7) In order to avoid inequitable application of this restriction, an Access Person may sell a security within sixty (60) calendar days after purchase, provided that the sale is pre-cleared by L&C, and the basis for the exception is documented in writing.

determines that information regarding a certain security is too sensitive to disclose generally throughout FPA. Employees are not permitted to (i) disclose the name of any company on the FPA’s Restricted List to anyone outside the firm, or (ii) discuss any company on the FPA’s Restricted List with anyone outside the firm.

As a general rule, trades will not be allowed for Client or Employee accounts in the securities of a company appearing on the Restricted List. Similarly, any determination to remove a company from the Restricted List must be approved by the General Counsel or designee. Restrictions with regard to securities on the Restricted List extend to options, swaps, rights or warrants relating to those securities and any securities convertible into those securities.

F.                                     EXEMPTED TRANSACTIONS

The prohibitions of Subparagraphs D.1.(b), D.2.(a), D.2.(b), and D.2.(c) shall not apply to:

1.                                      Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, and the GC/CCO or designee has exempted such account from personal securities transaction reporting;

2.                                      Purchases or sales that are non-volitional on the part of the Access Person or Client, as applicable;

3.                                      Transactions which are part of an Automatic Investment Plan; and

4.                                      Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

5.                                      Acquisitions through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

G.                                   COMPLIANCE PROCEDURES

FPA utilizes a compliance reporting platform (“PTCC”) to facilitate Access Persons’ completion of compliance obligations, and certain forms and disclosures required by this Code, including Employee Related Accounts and Holdings Reports as set forth below, must be filed through PTCC, unless L&C permits acceptance of such reports in another form. PTCC is available at https://secure.complysci.com/default.asp. To the extent that all required information is included in the broker feeds linked to Employee Related Accounts in PTCC, the reports set forth in the Reporting Requirements section below will be deemed complete. Access Persons should note, however, if Covered Securities are held directly, as is the case of Private Placements, they must manually enter the information such that it is included in applicable reports.

Access Persons are only authorized to establish new Employee Related Accounts at PTCC-eligible brokers. L&C must approve any exceptions in writing. With respect to non-PTCC eligible accounts established prior to FPA’s implementation of PTCC (“Grandfathered Accounts”), Access Persons are required to ensure that Legal & Compliance receives duplicate account statements within the time periods required by the Code.

1.                                      Pre-clearance. All Access Persons shall receive prior written approval(8) from L&C before purchasing or selling Covered Securities, including investments in Private Placements, closed-end funds, and ETFs. Transactions in open-end mutual funds, including Reportable Funds, are not subject to the pre-clearance requirement. Prior to approval of a transaction L&C will consider, among other things, the following:

(a)                                 If the security being requested for a sale transaction is currently held by any Client account, L&C will confirm whether a trade in the same security or a related security is on the trade blotter.

(b)                                 If the security requested for pre-clearance is on the Company’s Restricted List, L&C will review the facts and circumstances surrounding both the pre-clearance request and the reason for the inclusion of the security on the Restricted List.

In all cases, pre-clearance approval is only effective on the day the approval is granted.

2.                                      Reporting Requirements. In order to provide FPA with information to enable it to determine with reasonable assurance whether there are any indications of scalping,(9) front-running, other abusive trading, or the appearance of a conflict of interest with the trading by FPA Clients, all Access Persons shall submit the following reports to L&C showing all holdings and transactions in Covered Securities and securities accounts in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest. For the avoidance of doubt, Reportable Funds are Covered Securities and therefore subject to the Reporting Requirements set forth below.

(a)                                 Disclosure of Personal Holdings. All Access Persons shall disclose to L&C all accounts that hold any securities (including any accounts that may hold “Non-Covered Securities”) and all holdings in Covered Securities within ten (10) calendar days of becoming an Access Person (which must be current as of a date not more than forty-five (45) calendar days before the report is submitted) (the “Initial Report”)(10) and annually thereafter (which must be current as of a date not

(8) In the event that the Access Person requesting pre-clearance is unable to submit a written request for pre-clearance, L&C may grant telephonic approval and will document such approval in writing.

(9) Scalping occurs when an employee purchases securities for clients for the sole purpose of increasing the value of the same securities held in such employee’s personal accounts.

(10) The Initial Holdings Report shall include such Access Person’s initial certification that they have received, read, and understood the Code and that they agree to comply with the terms thereof.

more than forty-five (45) calendar days before submitting the report) (the “Annual Report”). Such reports shall include:

(1)                                 The title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Interest;

(2)                                 The name of any broker, dealer or bank with whom the Access Person maintains an account in which securities are held for the direct or indirect benefit of the Access Person; and

(3)                                 The date that the report is submitted by the Access Person.

(b)                                 Quarterly Reporting Requirements. Except as provided in Subparagraphs G.3. and G.6. of this Section, Access Persons shall report transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest in the security. Reports required to be made under this Subparagraph shall be made not later than thirty (30) calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:(11)

(1)                                 The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(2)                                 The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)                                 The price at which the transaction was effected;

(4)                                 The name of the broker, dealer or bank with or through whom the transaction was effected; and

(5)                                 The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities (including Non-Covered Securities) were held during the quarter for the direct or indirect benefit of the Access Person, such information shall contain:

(1)                                 The name of the broker, dealer or bank with which the Access Person established the account;

(2)                                 The date that the account was established; and

(3)                                 The date that the report is submitted by the Access Person.

(11) All Access Persons shall be required to submit a report for all periods, including those periods in which no securities transactions were effected (i.e., negative reporting).

Employees are reminded that they must also report transactions by members of their immediate family including spouse, children and other members of the household in accounts over which the employee has a direct or indirect influence or control.

(c)                                  Access Persons are not required to make reports under this Section to the extent that information in the report would duplicate information recorded by FPA pursuant to Rule 204-2(a)(13) of the Advisers Act.

3.                                      Each Independent Trustee or third-party Fund officer who would be required to make an initial or annual holdings report solely by reason of being a Trustee or Fund officer is exempted from making such a report.

4.                                      Each Independent Trustee or third-party Fund officer need only report a transaction in a Covered Security if such Trustee or Fund officer, at the time of the transaction knew, or, in the ordinary course of fulfilling his official duties as a Trustee or Fund officer, should have known that, during the fifteen (15) day period immediately preceding or after the date of the transaction by the Trustee or Fund officer, such security is or was purchased or sold by the Funds or is or was being considered for purchase or sale by the Funds; notwithstanding the prior provision, Independent Trustees and third-party Fund officers shall report transactions in Reportable Funds on a quarterly basis.

5.                                      Except as provided in Subparagraph G.2(c) of this Section, Access Persons, with respect to any account in which such person holds any Covered Securities for his or her direct or indirect benefit, shall direct their broker-dealers to send to L&C duplicate account statements.

6.                                      Exceptions from Reporting Requirements. Access Persons need not make a report under this Section with respect to (i) transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control if such account has been exempted in writing from reporting by L&C,(12) and (ii) transactions effected pursuant to an Automatic Investment Plan.

7.                                      Certification of Compliance with the CODE. Every Access Person shall certify within ten (10) calendar days of hire, annually, and upon any material changes to the CODE that:

(a)                                 He or she has read and understand the CODE and recognizes that he or she is subject thereto;

(12) In making this determination, L&C may ask for supporting documentation, such as a copy of the applicable account agreement and/or a written certification from the account manager. In addition, the Access Person will be required to complete additional certifications to confirm the Access Person’s lack of influence or control over the account.

To the extent the Access Person is able to direct a trade in an otherwise non-discretionary account, e.g., in the case of tax-loss harvesting, the Access Person must pre-clear such transaction through PTCC and ensure it is included in the quarterly and annual reports, as necessary.

(b)                                 He or she has complied with the requirements of the CODE and will continue to do so; and

(c)                                  He or she has reported all personal securities transactions required to be reported pursuant to the requirements of the CODE.

H.                                   IMPLEMENTATION; REVIEW; SANCTIONS

1.                                      Implementation and Review. L&C has primary responsibility for enforcing the CODE. Access Persons are required to promptly report any violations of the CODE to L&C. Enforcement of the CODE includes reviewing the transaction reports and assessing whether Access Persons followed all required internal procedures (e.g., pre-clearance). In this connection, L&C periodically will compare reports of personal securities transactions with completed and contemplated Client transactions to determine whether noncompliance with the CODE or other applicable trading procedures may have occurred. Access Persons should note that technical compliance with the CODE’s procedures does not automatically insulate from scrutiny trades which show a pattern of abuse of an Access Person’s fiduciary duties to all Clients.

2.                                      Sanctions. If a violation of this CODE occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation may be made to the Funds’ Board and to FPA’s Management Committee. Sanctions for CODE violations may include any or all of the following: (a) a written censure, (b) temporary or permanent suspension of trading for any Employee-Related Account, (c) disgorgement of profit to a qualified charity, and/or (d) any other sanction deemed appropriate by the Funds’ Board and FPA’s Management Committee.

G.                                   REPORTS TO THE FUNDS’ BOARD

No less frequently than annually, L&C shall furnish to the Board a written report that:

1.                                      Describes any issues arising under the CODE or procedures since the last report, including, but not limited to, information about material violations of the CODE and sanctions imposed in response to material violations; and

2.                                      Certifies that FPA, the Funds, and the Trust have adopted procedures reasonably necessary to prevent Access Persons from violating the CODE.

H.                                   RETENTION OF RECORDS

This CODE; a list of all persons required to make reports and review reports hereunder from time to time, as shall be updated by L&C; a copy of each report made by an Access Person hereunder; each memorandum made by L&C hereunder and a record of any violation hereof and any action taken as a result of such violation; and all other records required under Rules 17j-1 and 204A-1 shall be maintained by FPA, the Funds, and the Trust as required under those provisions.

I.                                        TEMPORARY EXEMPTION FROM CODE APPLICATION

Employees of FPA on approved leaves of absence (e.g., maternity leave) may not be subject to the pre-clearance and reporting provisions of the CODE, provided that they meet the following requirements:

1.                                      They do not participate in, obtain information with respect to, or make recommendations as to, the purchase and sale of securities on behalf of any Client;

2.                                      They do not have access to information regarding the day-to-day investment activities of the firm;

3.                                      They do not devote significant time to the activities of the firm; and

4.                                      L&C approves such an exemption in writing.

Revision History

Adopted: May 2, 2005

Revised: February 13, 2015

Revised: May 12, 2015

Revised: February 8, 2016